OFFICERS POWER OF ATTORNEY

City of Minneapolis
State of Minnesota

Each of the undersigned, as officers of the below listed open-end management investment companies that previously have filed registration statements and amendments thereto pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940 with the Securities and Exchange
Commission:

                                                 1933 Act            1940 Act
                                                 Reg. Number         Reg. Number
Strategist Growth Fund, Inc.                     33-63905            811-7401
Strategist Growth and Income Fund, Inc.          33-63907            811-7403
Strategist Income Fund, Inc.                     33-60323            811-7305
Strategist Tax-Free Fund, Inc.                   33-63909            811-7407
Strategist World Fund, Inc.                      33-63951            811-7405

hereby constitutes and appoints James A. Mitchell, Eileen J. Newhouse, Colin M. Lancaster, or Sherilyn K. Beck as his attorney-in-fact and agent, to sign for him in his name, place and stead any and all further amendments to said registration statements filed pursuant to said Acts and any rules and regulations thereunder, and to file such amendments with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting to either of them the full power and authority to do and perform each and every act required and necessary to be done in connection therewith.

Dated this 21st day of November, 1997.


/s/  James A. Mitchell
     James A. Mitchell


/s/  Matthew N. Karstetter
     Matthew N. Karstetter